UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2016

MORGAN STANLEY SMITH BARNEY

CHARTER CAMPBELL L.P.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-50064	01-0710311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ceres Managed Futures LLC

522 Fifth Avenue

New York, New York 10036

(Address and Zip Code of principal executive offices)

Registrant’s telephone number, including area code: (855) 672-4468

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On December 9, 2016, Ceres Managed Futures LLC (the “General Partner”), the general partner of Morgan Stanley Smith Barney Charter Campbell L.P. (the “Registrant”), issued an investor notice stating that, after reviewing the current asset levels of the Registrant and Potomac Futures Fund L.P. (“Potomac”), another fund operated by the General Partner, the General Partner has determined that it would be in the best interest of the Registrant and Potomac to be consolidated into one vehicle that will invest all of its assets in CMF Campbell Master Fund L.P. (“Campbell Master”) and be traded by Campbell & Company, LP (the “Advisor” or “Campbell”) pursuant to the Campbell Managed Futures Portfolio (formerly known as Financial, Metal & Energy Large Portfolio) (the “Trading Program”). The General Partner believes that consolidating these similarly situated funds will provide economies of scale for the Registrant and Potomac, resulting in greater operational efficiency and fixed cost savings for investors. The General Partner intends to consolidate the Registrant with Potomac by the end of this year.

The General Partner intends to instruct the Advisor to liquidate the Registrant’s Futures Interests (as defined in the Registrant’s limited partnership agreement (“Registrant LPA”)) on or before December 31, 2016. The General Partner intends to contribute the cash proceeds of such liquidation, along with all of the Registrant’s remaining cash (other than the portion needed for the Registrant’s final expenses), to Potomac in exchange for units of limited partnership interest (“Potomac Units”). Following the close of business on December 31, 2016, the General Partner will effect a pro rata in-kind distribution of the Potomac Units to all of the Registrant’s limited partners (“Limited Partners”) as of that date. Following the distribution, each Limited Partner will own Potomac Units equal in value to the Limited Partner’s interest in the Registrant as of the close of business on December 31, 2016. The Registrant will be dissolved and terminated in accordance with the terms of the Registrant LPA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGAN STANLEY SMITH BARNEY CHARTER CAMPBELL L.P.

By:	Ceres Managed Futures LLC, General Partner

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

Date: December 29, 2016

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